EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 33-59853 and No. 333-121104 of Northrop Grumman Corporation on Form S-8 of our report dated June 27, 2005, appearing in this Annual Report on Form 11-K of the Northrop Grumman Savings Plan for the year ended December 31, 2004.

/s/    DELOITTE & TOUCHE LLP

Los Angeles, California

June 27, 2005